Exhibit 99.1

NEWS RELEASE
BROOKFIELD HOMES REPORTS 2010 SECOND QUARTER RESULTS
Investors, analysts and other interested parties can access Brookfield Homes Corporation’s Supplemental Information Package on the company’s website under the Investor Relations/Financial Reports section at www.brookfieldhomes.com. Brookfield Homes Corporation’s second quarter investor conference call can be accessed by teleconference on Friday, July 30, 2010 at 12:00 noon (Eastern Time) at 1-800-319-4610, toll free in North America or 1-604-638-5340. The archived teleconference may be accessed by dialing 1-800-319-6413 (Pincode: 2818), toll free in North America through August 30, 2010. Alternatively, the conference call can be accessed by Webcast on the company’s website at www.brookfieldhomes.com.
Fairfax, Virginia, July 29, 2010 — (BHS: NYSE) Brookfield Homes Corporation (“Brookfield Homes”) today announced net new orders and financial results for the quarter ended June 30, 2010:

	Three Months Ended June 30		Six Months Ended June 30
Unit Activity	2010	2009	2010	2009

Home closings	210	169	291	243
Net new home orders	127	266	285	419
Active selling communities (end of period)	22	30	22	30
Backlog of homes (units at end of period)	181	310	181	310
Average home selling price	$449,000	$486,000	$472,000	$485,000
Lot sales to homebuilders	17	22	88	179

*	Unit information includes unconsolidated entities
•	Home closings increased by 24%, during the three months ended June 30, 2010 in comparison to the same period in 2009. The overall average selling price decreased by 8% due to product mix, particularly the significant decrease in the number of higher priced homes closed in Northern California. However, the average selling price of homes delivered increased in each region.

•	Net new orders for the six months ended June 30, 2010 decreased by 134 units, down 32% when compared to the six months ended June 30, 2009. This percentage decline is in line with the 27% decline in active selling communities as at June 30, 2010 compared to June 30, 2009.

Results of Operations	Three Months Ended June 30		Six Months Ended June 30
(Millions, except per share amounts)	2010	2009	2010	2009

Housing revenue	$94	$82	$136	$117
Total revenue	95	95	141	132
Impairments and write-offs	—	4	—	20
Gross margin	17	5	24	5
Net income/(loss) attributable to Brookfield Homes Corporation	3	—	—	(10)
Loss per share — diluted*	$(0.08)	$(0.12)	$(0.35)	$(0.51)

*	Diluted loss per share is after preferred dividends

•	Housing revenue for the three months ended June 30, 2010 totaled $94 million, an increase of 15% when compared to the three months ended June 30, 2009. For the six months ended June 30, 2010, housing revenue increased 16% when compared to the six months ended June 30, 2009.

•	The company did not record any impairments during the three months ended June 30, 2010, compared to $4 million for the same period in 2009.

•	Net income attributable to Brookfield Homes for the three months ended June 30, 2010 was $3 million or a loss of $0.08 per share, compared to nil or a loss of $0.12 per share for the three months ended June 30, 2009.
Operating Highlights and Recent Developments
•	For the three months ended June 30, 2010, the company continued with its goal to entitle a total of 1,500 lots in 2009 and 2010 having entitled 1,061 lots in 2009 and 376 lots during the first half of 2010.

•	Brookfield Homes currently sells from 22 active communities compared to 30 at June 30, 2009.

•	At June 30, 2010, the company owned or controlled 26,169 lots, an increase of 1,924 lots from December 31, 2009.

•	A summary of lots owned or controlled under option, by region, follows:

	Housing & Land		Unconsolidated Entities		Total Lots	Total Lots
(Lots)	Owned*	Options	Owned	Options	6/30/2010	12/31/2009

Northern California	3,233	5,044	—	—	8,277	6,951
Southland/Los Angeles	962	320	404	1,987	3,673	3,262
San Diego/Riverside	8,696	200	52	—	8,948	8,853
Washington D.C. Area	2,752	1,066	1,199	—	5,017	4,916
Corporate and Other	196	—	58	—	254	263

Total June 30, 2010	15,839	6,630	1,713	1,987	26,169

Entitled Lots June 30, 2010	11,289	1,266	1,659	623	14,837
Unentitled Lots June 30, 2010	4,550	5,364	54	1,364	11,332

	15,839	6,630	1,713	1,987	26,169

Total December 31, 2009	14,233	6,279	1,746	1,987		24,245

*	Includes consolidated options

**	For financial and other related lot information, please refer to the Supplemental Information for the Six Months Ended June 30, 2010, posted on www.brookfieldhomes.com/financial_reports_presentations.html
Outlook
Brookfield Homes was encouraged by the improvement in first quarter sales and closings. However, since then, selling communities have seen a drop in the number of visits from potential homebuyers, which we believe is a result of expired government stimulus programs, together with continued uncertain economic conditions, which have negatively impacted homebuyer confidence.
On the other hand, the company’s strong financial position and the decreasing supply of finished lots in our markets, places Brookfield Homes in a solid position as the markets improve.
The company’s goals for 2010 remain:
•	Continue to monetize the company’s inventory, targeting $90 million of net cash from operating activities. Net cash flow from operating activities for the six months ended June 30, 2010 was $42 million.

•	Increase lots controlled in certain strategic market areas. During the six months ended June 30, 2010, the company increased the lots controlled by 1,924 lots, principally in Northern California and the Southland/Los Angeles area.

•	Continue to improve overall gross margins as capital is invested in new homebuilding communities. Housing gross margins for the six months ended June 30, 2010 were 17% compared to 9% for the six months ended June 30, 2009.

•	Continue to meet the challenges presented in the market and position Brookfield Homes to return to profitability. For the three months ended June 20, 2010, net income was $3 million.
* * * * * * * * * * * * *
Brookfield Homes Corporation
Brookfield Homes Corporation is a land developer and homebuilder. We entitle and develop land for our own communities and sell lots to third parties. We also design, construct and market single-family and multi-family homes primarily to move-up homebuyers. Our portfolio includes over 26,000 lots owned and controlled in the Northern California; Southland / Los Angeles; San Diego / Riverside; and Washington D.C. Area markets.
Contact Information:
Linda Northwood
Director, Investor Relations
Tel: 858-481-2567
Email: lnorthwood@brookfieldhomes.com
* * * * * * * * * * * * *
Note: Certain statements in this press release that are not historical facts, including information concerning possible or assumed future results of operations of the company, the company’s 2010 outlook, the company’s 2010 goals, value creation, targeted 2010 operating cash flow, the entitlement and monetization of lots (and the timing thereof), the company’s future outlook and growth plans including acquisitions and lots controlled, and those statements preceded by, followed by, or that include the words “believe”, “planned”, “anticipate”, “should”, “goals”, “expected”, “potential,” “estimate,” “targeted,” “scheduled” or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Undue reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from the anticipated future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those set forward in the forward-looking statements include, but are not limited to: changes in general economic, real estate and other conditions; mortgage rate changes; availability of suitable undeveloped land at acceptable prices; adverse legislation or regulation; ability to obtain necessary permits and approvals for the development of our land; availability of labor or materials or increases in their costs; ability to develop and market our master-planned communities successfully; confidence levels of consumers; ability to raise capital on favorable terms; adverse weather conditions and natural disasters; relations with the residents of our communities; risks associated with increased insurance costs or unavailability of adequate coverage and ability to obtain surety bonds; competitive conditions in the homebuilding industry, including product and pricing pressures; and additional risks and uncertainties referred to in our Form 10-K and other SEC filings, many of which are beyond our control. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Brookfield Homes Corporation
Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	June 30		June 30
(thousands, except per share amounts) (unaudited)	2010	2009	2010	2009

Revenue
Housing	$94,231	$82,051	$135,996	$117,412
Land	1,680	13,050	5,346	14,868

Total revenue	95,911	95,101	141,342	132,280
Direct cost of sales
Housing	(77,204)	(75,250)	(113,023)	(106,890)
Land	(1,267)	(10,570)	(4,154)	(12,222)
Impairment of housing and land inventory and write-off of option deposits	—	(4,258)	—	(8,158)

	17,440	5,023	24,165	5,010
Selling, general and administrative expense	(13,632)	(13,545)	(26,133)	(25,274)
(Loss) / equity in earnings from unconsolidated entities	(743)	(231)	(57)	2,128
Impairment of investments in unconsolidated entities	—	—	—	(11,618)
Other income	1,787	8,505	1,568	10,950

Income / (loss) before income taxes	4,852	(248)	(457)	(18,804)
Income tax (expense) / recovery	(1,795)	(115)	(77)	6,204

Net income / (loss)	$3,057	$(363)	$(534)	$(12,600)
Less net (income) / loss attributable to noncontrolling interest & other interests in consolidated subsidiaries	(130)	550	658	2,478

Net income / (loss) attributable to Brookfield Homes Corporation	$2,927	$187	$124	$(10,122)

Loss per share
Basic and diluted	$(0.08)	$(0.12)	$(0.35)	$(0.51)

Weighted average common shares outstanding
Basic and diluted	28,621	26,769	28,513	26,769

Brookfield Homes Corporation
Condensed Consolidated Balance Sheets

	As at
	June 30,	December 31,
(thousands, except per share amounts) (unaudited)	2010	2009

Assets
Housing and land inventory	$845,087	$835,263
Investments in unconsolidated entities	101,758	92,477
Receivables and other assets	18,578	61,744
Restricted cash	7,485	7,485
Deferred income taxes	37,232	40,112

	$1,010,140	$1,037,081

Liabilities and Equity
Project specific and other financings	$353,282	$381,567
Accounts payable and other liabilities	128,165	122,190

Total liabilities	481,447	503,757
Other interests in consolidated subsidiaries	42,638	47,011
Total equity	486,055	486,313

	$1,010,140	$1,037,081

Debt to equity capitalization	40%	42%

Book value per share, as converted and diluted	$7.44	$7.58

Brookfield Homes Corporation
Consolidated Statements of Cash Flow

	Three Months Ended		Six Months Ended
	June 30		June 30
(thousands) (unaudited)	2010	2009	2010	2009

Cash flows from / (used in) operating activities
Net income / (loss)	$3,057	$(363)	$(534)	$(12,600)
Adjustments to reconcile net income / (loss) to net cash from operating activities:
Distributed / (undistributed) income from unconsolidated entities	745	129	52	(2,221)
Deferred income taxes	1,795	(77)	2,800	(6,396)
Impairment of housing and land inventory and write-off of option deposits	—	4,258	—	8,158
Impairment of investments in unconsolidated entities	—	—	—	11,618
Stock option compensation costs	315	201	428	392
Other charges in operating assets and liabilities:
Decrease in receivables and other assets	8,031	505	43,166	63,298
(Increase) / decrease in housing and land inventory	(3,225)	11,431	(11,763)	32
Increase / (decrease) in accounts payable and other liabilities	10,408	(99)	8,301	(21,620)

Net cash provided by operating activities	21,126	15,985	42,530	40,661

Cash flows from / (used in) investing activities
Net investments in unconsolidated entities	(8,441)	(236)	(12,574)	(1,155)

Net cash used in investing activities	(8,441)	(236)	(12,574)	(1,155)

Cash flows (used in) / from financing activities
Net repayments under project specific and other financings	(12,164)	(261,876)	(28,285)	(285,908)
Net contributions from noncontrolling interest and other interests in consolidated subsidiaries	(563)	403	(1,764)	678
Preferred stock issuance, net of issuance costs	—	249,688	—	249,688
Preferred stock dividends paid in cash	—	(3,500)	—	(3,500)
Exercise of stock options	42	—	93	—

Net cash used in financing activities	(12,685)	(15,285)	(29,956)	(39,042)

Increase in cash and cash equivalents	—	464	—	464
Cash and cash equivalents at beginning of period	—	—	—	—

Cash and cash equivalents at end of period	$—	$464	$—	$464

Supplemental cash flow information
Interest paid	$7,438	$8,995	$15,740	$18,984
Income taxes recovered	3,320	1,883	42,766	60,700